EXHIBIT 21.1

Exhibit A

Williams Industrial Services Group Inc.

Annual Report on Form 10-K

Subsidiaries of Williams Industrial Services Group Inc.

Consolidated Subsidiaries	Where Organized
Braden Holdings, LLC	Delaware
Global Power Professional Services Inc.	Delaware
GPEG, LLC	Delaware
Steam Enterprises, LLC	Delaware
Williams Industrial Services Group, LLC	Delaware
Construction & Maintenance Professionals, LLC	Georgia
Williams Global Services, Inc.	Georgia
Williams Industrial Services, LLC	Georgia
Williams Plant Services, LLC	Georgia
Williams Specialty Services, LLC	Georgia
WISG Electrical LLC	New York
Braden Manufacturing SA de CV	Mexico
WISG Canada Ltd.	Canada
WISG Nuclear Ltd.	Canada
WISG Electrical Ltd.	Canada